MATTRESS FIRM GROUP INC.

Consolidated Financial Statements
as of October 1, 2024 and October 3, 2023 and for the years then ended and Independent Auditor’s Report

INDEPENDENT AUDITOR’S REPORT

To the stockholders and the Board of Directors of Mattress Firm Group Inc.

Opinion

We have audited the consolidated financial statements of Mattress Firm Group Inc. and subsidiaries (the “Company”), which comprise the consolidated balance sheets as of October 1, 2024 and October 3, 2023, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of October 1, 2024 and October 3, 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Deloitte & Touche LLP

Houston, Texas
November 19, 2024

MATTRESS FIRM GROUP INC.
Consolidated Balance Sheets
(in millions, except share and per share amounts)

	October 1, 2024	October 3, 2023
ASSETS
Current assets:
Cash and cash equivalents	$353.2	$295.7
Accounts receivables and other, net	68.1	67.3
Inventories, net	248.2	228.7
Prepaid expenses and other current assets	75.0	71.4
Total current assets	744.5	663.1
Property and equipment, net	218.3	207.7
Operating lease right-of-use asset	1,166.4	1,225.0
Intangibles - trade names	581.0	587.2
Other intangible assets, net	24.8	34.1
Goodwill	826.9	826.9
Deferred tax asset	193.4	189.7
Other non-current assets, net	32.1	42.5
Total assets	$3,787.4	$3,776.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$269.1	$240.9
Operating lease liability, current portion	247.3	272.3
Other accrued liabilities	238.2	257.8
Customer deposits	48.3	55.9
Current portion of long-term debt	14.4	12.5
Total current liabilities	817.3	839.4
Long-term debt, net of current maturities	1,138.7	1,143.0
Operating lease liability, net of current portion	1,011.2	1,048.7
Other non-current liabilities	25.4	23.2
Total liabilities	2,992.6	3,054.3
Commitments and contingencies
Stockholders’ equity:
Common stock ($0.01 par; 22,813 shares authorized; 19,960 shares issued and outstanding)	—	—
Additional paid-in-capital	4,748.1	4,748.1
Preferred stock ($0.01 par, no shares issued and outstanding)	—	—
Accumulated deficit	(3,953.3)	(4,026.2)
Treasury stock (202 shares at cost)	—	—
Total stockholders’ equity	794.8	721.9
Total liabilities and stockholders’ equity	$3,787.4	$3,776.2

The accompanying notes are an integral part of these consolidated financial statements.

MATTRESS FIRM GROUP INC.
Consolidated Statement of Income
(in millions, except share and per share amounts)

	Fiscal Year Ended
	October 1, 2024	October 3, 2023

Net revenue	$3,916.3	$4,134.1
Cost of sales	2,438.2	2,572.3
Total gross profit	1,478.1	1,561.8
Operating expenses:
Sales and marketing expenses	912.3	929.1
General and administrative expenses	329.3	356.0
Impairment of intangible assets	6.2	1.8
Total operating expenses	1,247.8	1,286.9
Income from operations	230.3	274.9
Other expense:
Interest expense, net	116.4	113.4
Change in valuation of investments	7.2	—
Total other expenses	123.6	113.4
Income before income taxes	106.7	161.5
Income tax expense	33.8	49.9
Net income	$72.9	$111.6

Income per common stock:
Basic	$3,650	$5,592
Diluted	$3,644	$5,582
Weighted-average common stock outstanding:
Basic	19,960	19,960
Diluted	19,996	19,996

The accompanying notes are an integral part of these consolidated financial statements.

MATTRESS FIRM GROUP INC.
Consolidated Statement of Stockholders’ Equity
(in millions, except share and per share amounts)

	Common Stock		Preferred Stock		Treasury Stock
	Outstanding	Additional Paid in Capital	Outstanding	Additional Paid in Capital	Shares	At cost	Accumulated Deficit	Total Stockholders’ Equity
Balance as of September 27, 2022	19,960	$4,733.7	—	$14.4	202.4	$—	$(4,137.8)	$610.3
Net income	—	—	—	—	—	—	111.6	111.6
Balance as of October 3, 2023	19,960	4,733.7	—	14.4	202.4	—	(4,026.2)	721.9
Net income	—	—	—	—	—	—	72.9	72.9
Balance as of October 1, 2024	19,960	$4,733.7	—	$14.4	202.4	$—	$(3,953.3)	$794.8

The accompanying notes are an integral part of these consolidated financial statements.

MATTRESS FIRM GROUP INC.
Consolidated Statement of Cash Flows
(in millions)

	Fiscal Year Ended
	October 1, 2024	October 3, 2023
Cash flows from operating activities:
Net income	$72.9	$111.6
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	78.3	88.2
Other impairments and loss on the disposal of property and equipment	27.2	31.6
Impairment of intangible assets	6.2	1.8
Change in valuation of investments	7.2	—
Change in deferred taxes and valuation allowance	(3.6)	(2.8)
Non-cash rent expense	252.4	251.5
Other	7.1	8.0
Changes in assets and liabilities:
Change in accounts receivable and other net, other prepaid expenses and other current assets	(2.0)	(0.4)
Change in inventories, net	(19.5)	(12.1)
Change in other non-current assets	5.1	6.7
Change in accounts payable and customer deposits	13.7	(57.9)
Change in other accrued liabilities	(20.8)	(15.7)
Change in operating lease liability and other non-current liabilities	(270.4)	(282.6)
Net cash provided by operating activities	153.8	127.9
Cash flows from investing activities:
Additions to property, equipment, software and licenses	(81.8)	(85.1)
Other investing activities	(0.2)	0.2
Net cash used in investing activities	(82.0)	(84.9)
Cash flows from financing activities:
Repayment of debt	(12.5)	(60.0)
Other financing activities	(1.8)	(1.4)
Net cash used in financing activities	(14.3)	(61.4)
Net increase (decrease) in cash and cash equivalents	57.5	(18.4)
Cash and cash equivalents at beginning of the period	295.7	314.1
Cash and cash equivalents at end of the period	$353.2	$295.7

For additional information, see Note 17 for supplemental statement of cash flow information and accompanying notes which are an integral part of these consolidated financial statements.

MATTRESS FIRM GROUP INC.
Notes to Consolidated Financial Statements
Note 1 — Significant Accounting Policies

Nature of Operations

We, through our direct and indirect subsidiaries, are engaged in the retail sale of mattresses and bedding-related products in all 50 states within the United States through 2,306 company-operated and 82 franchisee-owned mattress specialty stores that operated primarily under the brand name Mattress Firm® as of October 1, 2024.

Ownership

We are a Delaware corporation formed on August 3, 2016 in furtherance of the acquisition of Mattress Firm Holding Corp. and our specialty mattress retail business by Steinhoff International Holdings, N.V. (“Steinhoff International”) together with its subsidiaries (“Steinhoff Group”). On October 1, 2018, our ownership within the Steinhoff organization transitioned to Steinhoff Europe, AG (“SEAG”), a wholly owned subsidiary of Steinhoff International. SEAG furthered transferred our shares to Steenbok Newco 9 Limited, effective August 13, 2019. As part of its restructuring plan, effective June 29, 2023, Steinhoff International transferred substantially all of its assets, including its indirect ownership interests in Steenbok Newco 9 Limited, to a newly formed, directly owned subsidiary, Steinhoff Topco B.V., which subsequently changed its name to Ibex Topco B.V. On October 13, 2023, Steinhoff International was dissolved.

Sale of Company

On May 9, 2023, we signed a definitive agreement to be acquired by Tempur Sealy International, Inc. (“Tempur Sealy”) in a cash and stock transaction valued at approximately $4.0 billion. The transaction is expected to be funded by approximately $2.7 billion of cash consideration (subject to adjustments, including the repayment of our debt and other customary items) and $1.3 billion in stock consideration issued to our shareholders, reflecting the issuance of 34.2 million shares of common stock based on Tempur Sealy’s closing share price on May 8, 2023, of $37.62. The transaction is currently anticipated to close towards the end of calendar 2024 or early 2025, subject to the satisfaction of customary closing conditions, including applicable regulatory approvals. The Company is expected to operate as a separate business unit within Tempur Sealy. See Note 12 — Commitment and Contingencies for additional information.

Basis of Presentation

The accompanying consolidated financial statements present our consolidated balance sheets, statements of income, stockholders’ equity, and cash flows in accordance with accounting principles generally accepted in the United States (“GAAP”). All intercompany accounts and transactions have been eliminated. Certain items have been reclassified on the balance sheet and statement of cash flows to conform to the current fiscal year presentation.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make judgments, estimates and assumptions that may affect the application of policies and (i) reported amounts of assets and liabilities (i.e., property and equipment, intangible assets, goodwill, investment in SleepScore Convertible Notes Receivable and Warrants (defined below), deferred tax assets and related valuation allowance, sales returns, warranty, self-insurance, stock-based compensation, debt obligations, right-of-use (“ROU”) assets and impairment assessments and charges), (ii) disclosure of contingent assets and liabilities at the date of the financial statements, and (iii) the reported amounts of net revenue and expenses during the reporting periods. The estimates and underlying assumptions are reviewed on an ongoing basis and actual results could differ from these estimates. Additionally, we continue to consider the impact of the general macroeconomic conditions, including inflation, interest rates and supply chain constraints, on the assumptions and estimates used when preparing our consolidated financial statements, including inventory valuation, lease accounting impacts, income taxes and goodwill, intangible asset, and store level impairment tests. These assumptions and estimates may change as the current environment evolves or new events occur, and additional information is obtained. If the economic conditions impacted by inflation, interest rates and supply chain constraints change beyond what is currently estimated by management, such future changes may have an adverse impact on our results of operations, financial position or liquidity.

Fiscal Year

Our fiscal year consists of 52 or 53 weeks ending on the Tuesday closest to September 30th. The fiscal year ended October 1, 2024 (“fiscal 2024”) consists of 52 weeks. The fiscal year ended October 3, 2023 (“fiscal 2023”) consists of 53 weeks, with two 5-week periods during the fiscal fourth quarter.

Principles of Consolidation

Pursuant to GAAP, we apply one of two primary consolidation models: the variable interest entity (“VIE”) and voting interest entity models. Our evaluation for consolidation includes whether entities in which we have an interest are VIEs and we are the primary beneficiary of any VIEs identified in the analysis. A VIE is an entity in which any of the following exist: (a) the total equity investment at risk is not sufficient to permit the legal entity to finance its activities without additional subordinated financial support, (b) the holders of the equity investment at risk have the right to direct the activities of the entity that most significantly impact the legal entity’s economic performance, or (c) the voting rights of some investors are disproportionate to their obligation to absorb losses or rights to receive returns from a legal entity. The primary beneficiary is the entity that has both (1) the obligation to absorb a majority of the expected losses or the right to receive the majority of the residual returns and (2) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance.

Recent Accounting Guidance

In December 2023, the Financial Accounting Standards Board issued Accounting Standard update (“ASU”) 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The ASU enhances the transparency and decision usefulness of income tax disclosures and is effective for our fiscal year ending September 28, 2027 on a prospective basis. Early adoption is permitted. We are currently evaluating the impact of this ASU on our consolidated financial statements and related disclosures.

Cash and Cash Equivalents

Cash and cash equivalents include cash and highly liquid investments that are readily convertible into cash within three months or less when purchased. Cash equivalents include sales proceeds from credit card merchant service providers, which typically convert to cash within three days of the sales transaction.

Inventories

Our inventories consist of finished goods inventories of mattresses and other bedding related products, including finished goods that are on display and available for sale on the showroom floor in our stores, which are typically purchased from vendors at a discount. We do not purchase or hold inventories on behalf of franchisees.

Inventories consist primarily of the purchase price paid to vendors, adjusted to include the effect of vendor incentives that are based on a percentage of the cost of purchased merchandise. We utilize the weighted average cost method for determining inventory cost. Inventory is held at the lower of cost or net realizable value.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Improvements to leased property are amortized over the shorter of their estimated useful lives or lease periods. Repairs and maintenance costs are expensed as incurred. Costs that extend an asset’s useful life are capitalized.

Depreciation of property and equipment, other than improvements to leased property, is calculated on the straight-line method at rates based on the estimated useful lives of individual assets or classes of assets as follows:

Years
Buildings	30
Equipment, computers and other	2 to 5
Furniture and fixtures	7
Store signs	7
Vehicles	5

We review long-lived assets for impairment when events or changes in circumstances indicate the carrying value of these assets may exceed their recoverable amount. Investments in store leasehold costs and related equipment represent our most significant long-lived assets. We evaluate store-level results to determine whether projected undiscounted future cash flows over the remaining lease terms are sufficient to recover the carrying value of the fixed asset investment in each individual store. If projected undiscounted future cash flows are less than the carrying value of the fixed asset investment, an impairment charge is recognized to the extent that the fair value, as determined by discounted cash flows or appraisals, is less than the carrying value of such assets. The carrying value of leasehold improvements as well as certain other property and equipment are subject to impairment write-downs as a result of such evaluation. After an impairment loss is recognized, depreciation is calculated on the adjusted carrying amount. See Note 2 — Property and Equipment for additional information.

Software

We capitalize costs of software developed or purchased for internal use in accordance with Subtopic 350-40 Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Once the capitalization criteria have been met, external direct costs of materials and services used in development of internal-use software, payroll, and payroll related costs for employees directly involved in the development of internal-use software and interest costs incurred when developing software for internal use are capitalized. These capitalized costs are amortized over the useful life of the software on a straight-line basis, which is between 3 and 10 years. Costs related to design or maintenance are expensed as incurred and included in general and administrative expenses on our consolidated statement of income.

Implementation costs for cloud-based IT systems are capitalized in other non-current assets. Amortization of cloud-based software implementation costs is recognized in general and administrative expenses and amortized over the related remaining contract terms.

Goodwill and Intangible Assets

Goodwill represents the excess of acquisition cost over the fair value of the net assets of acquired entities. Goodwill is not amortized but evaluated for impairment at least annually or whenever events or changes in circumstances indicate that it is more likely than not that the carrying amount may not be recoverable. We assess the carrying value of goodwill at the reporting unit level. A reporting unit is the operating segment, or a business unit one level below that operating segment, for which discrete financial information is prepared and regularly reviewed by segment management. As of October 1, 2024, we had three reporting units which correspond to our three operating segments, Brick & Mortar (“B&M”), Digital, and Other Business.

Our impairment evaluation begins with a qualitative assessment to determine whether a quantitative impairment test is necessary. If this assessment indicates that it is more likely than not that the fair value of the reporting unit is less than the carrying amount, then the quantitative goodwill impairment test is performed. The quantitative goodwill impairment test consists of one step comparing the fair value of a reporting unit with its carrying amount. If the carrying amount exceeds the fair value, an impairment loss is recognized in an amount equal to that excess.

We did not recognize any goodwill impairments in fiscal 2024 and fiscal 2023.

In accordance with Topic 350 Intangibles - Goodwill and Other (“Topic 350”), we review our intangible assets for impairment on an annual basis and more frequently if circumstances indicate that impairment may exist. We determine the fair value of trade names by utilizing the “relief from royalty method,” a specific discounted cash flow approach that estimates value by royalties saved from owning the respective name rather than having to license it from another party.

We recognized intangible impairments of $6.2 million and $1.8 million in fiscal 2024 and fiscal 2023, respectively, primarily related to our trade names which are included in intangible asset impairments on the consolidated statements of income. For a discussion of inputs used in the fair value of measurements, see Note 5 — Fair Value Measurements. See Note 3 — Goodwill and Intangible Assets for additional information.

Change in Valuation of Investments

On February 5, 2021, we made a $5.0 million investment in SleepScore, Inc. (“SleepScore”) in the form of a Senior Convertible Note (“2021 Convertible Note Receivable”), originally maturing in three years, with performance warrants to purchase additional outstanding shares of SleepScore based on certain performance metrics (“Performance Warrants”). On August 22, 2022, we made an additional $0.4 million investment in SleepScore in the form of a Senior Convertible Note (“2022 Convertible Note Receivable”) together with the 2021 Convertible Note Receivable (“Convertible Notes Receivable”) originally maturing in two years and warrants to purchase additional outstanding shares of SleepScore (“Non-Performance Warrants”) together with the Performance Warrants (“Warrants”). The Convertible Notes Receivable maturities were extended to July 31, 2026.

We initially recorded the 2021 Convertible Note Receivable and Performance Warrants at the fair values of $5.0 million and $1.1 million, respectively. We initially recorded the 2022 Convertible Note Receivable and Non-Performance Warrants at the fair values of $0.3 million and $0.1 million, respectively. We elected the fair value option to account for the Convertible Notes Receivable and, as such, we record the Convertible Notes Receivable at fair value at each reporting period. The Convertible Notes Receivable and Warrants totaling $6.9 million are included as other non-current assets on our consolidated balance sheet as of October 3, 2023. During fiscal 2024, we recorded a $7.2 million non-cash change in valuation of our Convertible Notes Receivable and Warrants driven by challenges that SleepScore faces in generating positive operating cash flows and the overall decrease in the investment’s forecasted cash flows.

New Store Openings

Costs related to opening new stores are expensed as incurred.

Costs Associated with Location Closings

We primarily lease all stores under long-term leases and will occasionally vacate locations prior to the expiration of the lease. Upon the adoption of Topic 842 Leases (“Topic 842”) in fiscal 2020, we evaluated our locations that were previously vacated for the purpose of determining whether the related right-of-use asset was impaired when transitioning to Topic 842 and recognized an adjustment to opening equity where warranted. For those locations that were deemed to be impaired or for those locations previously subject to the Topic 420 exit and disposal guidance, we recognize and present a single line lease cost that includes the liability accretion and the amortization of the right-of-use asset on a straight-line basis over the remainder of the lease term per the requirements of Topic 842. This single-line lease cost, where applicable, is offset by any sublease income. In addition, since we elected to not separate lease and non-lease components for our leases, any other costs associated with the lease (e.g., real estate taxes and common area maintenance) are recognized and disclosed as variable lease cost in the period in which the obligation for those payments are incurred.

As specified in Topic 842, operating leases are subject to the Topic 360, Impairment or Disposal of Long-Lived Assets (“Topic 360”) impairment requirements. We consider a decision to vacate and/or sublease a location as a triggering event that would require the location to be tested for impairment. If, when assessing the location for impairment, the estimated undiscounted cash flows expected to be generated by the location assets is less than the carrying amount of the asset, an impairment loss equivalent to the excess of the carrying value over the fair value of such assets would be recognized immediately with any remaining carrying value to be recognized on a straight-line basis over the remainder of the lease term. Additionally, if there is a shortfall of sublease income compared to lease payments, the right-of-use asset is considered impaired and written down to fair value incorporating sublease income, if any, in the period in which the shortfall occurs.
Estimated future cash flows are based on historical experience, an analysis of the specific real estate market, including input from independent real estate firms, and economic conditions, all of which can be difficult to predict. We do not discount cash flows in estimating the liability recorded for location closures.

See Note 6 — Leases for additional information.

Cost of Sales, Sales and Marketing Expenses, and General and Administrative Expenses

The following summarizes the primary costs classified in each major expense category (the classification of which may vary within our industry).

Cost of sales:
a.Costs associated with purchasing and delivering our products to our stores and customers, net of vendor incentives earned on the purchase of products subsequently sold;
b.Store and distribution center occupancy, depreciation expense of related facilities and equipment and store impairments for right-of-use asset and property and equipment;
c.Store and distribution center operating costs, including (i) distribution center labor costs, (ii) utilities, (iii) repairs and maintenance, (iv) supplies, and (v) store facilities;
d.Physical inventory losses; and
e.Costs associated with events and expositions’ operating costs.
Sales and marketing expenses:
a.Advertising and media production;
b.Payroll and benefits for sales associates; and
c.Merchant service fees for customers’ credit and debit card payments, and check guarantee fees.
General and administrative expenses:
a.Payroll and benefit costs for corporate office and regional management employees;
b.Stock-based compensation costs;
c.Occupancy costs of the corporate facility;
d.Information systems hardware, software, maintenance, cloud computing costs and related amortization;
e.Depreciation and amortization related to the corporate assets;
f.Insurance; and
g.Other overhead costs.

Vendor Incentives

Cash payments or credit memos received from vendors as incentives to enter into or to maintain long-term supply arrangements are deferred and amortized as a reduction of cost of sales using a systematic approach. Vendor incentives that are based on a percentage of the cost of purchased merchandise, such as cooperative advertising funds, are accounted for as a reduction of the price of the vendor’s products and result in a reduction of cost of sales when the merchandise is sold. Certain vendor arrangements provide for volume-based incentives that require minimum purchase volumes and may provide for increased incentives upon higher levels of volume purchased. The recognition of earned incentives that vary based on purchase levels includes the effect of estimates of our purchases of the vendor’s products and may result in adjustments in subsequent periods if actual purchase volumes deviate from the estimates.

Certain vendors provide funds that represent reimbursements of expenses incurred by us in selling or marketing the vendor’s products or services. These funds are recorded by us as a reduction of those expenses (e.g., a reduction of advertising expense) when recognized in our consolidated statements of income if the funds provided by the vendor to us represent a reimbursement of a specific, incremental, identifiable expense incurred by us in selling or marketing the vendor’s products or services. If the amount of the funds provided by the vendor exceeds the expenses incurred by us, we recognize the excess amount in our consolidated statements of income as a reduction of cost of sales. We classify deferred vendor incentives as current and non-current liabilities.

Product Warranties

Pursuant to certain of our vendor supply agreements, we may be responsible for manufacturer service warranties and any extended warranties the manufacturer may offer. The customer is not charged a fee for manufacturer warranty coverage. We accrue for the estimated cost of warranty coverage at the time the sale is recorded. Based on historical warranty claim experience, as well as recent trends that might suggest past claim experience may differ from future claim experience, we periodically review and adjust the liability for product warranties if necessary.

Activity with respect to the liability for product warranties was as follows:

	Fiscal 2024	Fiscal 2023
	(in millions)
Balance at beginning of fiscal year	$25.5	$25.2
Payments made for warranties satisfied	(8.3)	(6.1)
Warranties reserved for new products delivered	7.2	7.7
Change in estimate for pre-existing warranty liabilities	0.9	(1.3)
Balance at end of fiscal year	25.3	25.5
Less: current portion included in accrued liabilities	(7.0)	(6.8)
Non-current portion included in other non-current liabilities	$18.3	$18.7

Advertising and Media Production Expense

We incur advertising costs primarily associated with print, broadcast, and digital advertisements. Such costs are expensed as incurred except for media production costs, which are deferred and charged to expense in the period that the advertisement initially airs. Advertising and media production expense was $365.8 million and $358.1 million for fiscal 2024 and fiscal 2023, respectively. We received direct funds from vendors that reduced advertising expense by $5.5 million and $4.7 million in fiscal 2024 and fiscal 2023, respectively.

Employee Benefit Plan

We have 401(k) savings plans which allow eligible employees to save for retirement on a tax deferred basis. Employer matching contributions under the 401(k) savings plans (the “401(k) match”) are made based on a formula set by the Company’s management and approved by the Company’s board of directors (“Board”) from time to time. During fiscal 2024 and fiscal 2023, matching contributions of $12.5 million and $12.8 million, respectively, are included on the consolidated statement of income as follows:

	Fiscal 2024	Fiscal 2023
	(in millions)
Cost of sales	$0.8	$0.8
Sales and marketing expenses	8.6	9.2
General and administrative expenses	3.1	2.8
Total matching contributions	$12.5	$12.8

Income Taxes

Income taxes are accounted for using the asset and liability method to account for deferred income taxes by applying the statutory tax rates in effect at the balance sheet date to temporary differences between the amount of assets and liabilities for financial and tax reporting purposes that will reverse in subsequent years. The measurement of deferred tax assets is reduced through the establishment of a valuation allowance, if necessary, for the amount of any tax benefits that, based on available evidence, are not more likely than not expected to be realized. The effect on deferred tax assets and liabilities from a change in the tax rate is recognized in the statement of income in the period that the change is effective. The tax benefit from an uncertain tax position is recognized only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. See Note 8 — Income Taxes for additional information.

Comprehensive Income (Loss)

We have no components of other comprehensive income (loss), and therefore, comprehensive income (loss) equals net income (loss).

Accounts Receivables and Other

We offer financing to customers by utilizing the services of independent, third party finance, and lease-to-own companies (collectively “finance companies”) that extend credit directly to customers with no recourse to us for credit related-losses. These finance companies charge us a fee that varies by term and interest rates. These finance companies have the discretion to establish and revise the credit criteria used in evaluating whether to extend financing to our customers. Accounts receivable includes the sales proceeds of financed sales, net of related fees, which are in the process of funding by the finance companies. We receive the funding from the finance companies once the product has been delivered and accepted by the customer. We review the financial condition of our finance companies and have experienced no losses on the collection of accounts receivable resulting from the financial condition of these finance companies. We are required to submit certain information to these finance companies to receive timely funding of financed sales, which is also considered in determining any potential loss on the collection of trade receivables.
Accounts receivable and other consists of the following:

	October 1, 2024	October 3, 2023
	(in millions)
Vendor incentives	$39.0	$38.0
Finance companies	4.4	4.5
Income tax receivable	12.8	10.0
Tenant improvement allowances	2.8	5.2
Insurance recoverable	5.4	6.4
Other receivables	4.1	3.3
Less: Allowance for doubtful accounts	(0.4)	(0.1)
Total	$68.1	$67.3

Vendor incentives represent amounts due from vendors for volume and co-op advertising rebates.

The remaining receivables are periodically evaluated for collectability and an allowance is established based on expected losses as appropriate. Accounts receivables are recorded net of an allowance for doubtful accounts.

Other Non-current Assets

Significant components of other assets include cloud-based software implementation costs, convertible notes receivable, performance warrants, non-performance warrants, debt issuance costs, lease deposits, security fee deposits and other assets. The convertible notes receivable and non-performance warrants are adjusted to fair value at each reporting period. Debt issuance costs related to an asset-based loan (“ABL”) revolving credit facility are amortized to interest expense over the term of the related instrument. All other assets are amortized over their estimated useful lives. Net of accumulated amortization, these assets were $32.1 million and $42.5 million as of October 1, 2024 and October 3, 2023, respectively.

See Note 9 — Prepaid Expenses and Other Current Assets and Other Non-Current Assets for additional information.

Leases

We lease real estate assets such as retail stores, distribution centers, and storage space, as well as equipment, including vehicles, trucks, forklifts, IT equipment, printers, and copiers. The majority of our real estate leases are associated with our approximately 2,300 retail store locations.

We determine whether an arrangement is or contains a lease at inception by evaluating potential lease agreements, including service and operating agreements, to determine whether an identified asset exists that we control over the term of the arrangement. Lease commencement is determined to be when the lessor provides us access to, and the right to control, the identified asset. We use judgment in determining lease classification, including our determination of the economic life and the fair market value of the identified asset. The fair market value of the identified asset is estimated primarily based on comparable market data provided by third-party sources. Upon lease commencement, we recognize a lease liability, which is measured at the present value of the remaining lease payments, and a corresponding right-of-use asset, which is measured at that lease liability, increased by any prepaid rent and initial direct costs and reduced by any lease incentives. As allowed under Topic 842, we do not separate lease and non-lease components for all classes of underlying assets. Therefore, lease payments included in the measurement of the lease liability include all fixed payments in the lease arrangement. Any variable payments in such arrangements meet the definition of variable lease payments and will be disclosed as such. We remeasure the lease liability and right of use asset when a remeasurement event occurs.

Topic 842 requires lessees to discount the lease liability using either the rate implicit within a lease or, if such rate is not readily determinable by the lessee, the incremental borrowing rates (“IBR”). The rates implicit in our leases are not readily determinable. Therefore, we utilized an IBR to calculate the present value of our future lease obligations. The IBR represents the rate of interest we would have to pay on a collateralized borrowing, for an amount equal to the lease payments, over a similar term and in a similar economic environment. We use judgment in determining our IBR, which is applied to each lease based on various assumptions including the lease term, our credit standing, and the impact of collateral.

Our real estate leases, which represent a majority of our lease portfolio, generally have an initial contractual term of ten years. In determining the lease term used in the right-of-use asset and lease liability calculations, we consider various factors such as market conditions and the terms of any renewal or termination options that may exist. Many of our leases contain renewal options and, in limited circumstances, early termination options exist. When the initial contractual term of the lease is less than ten years and a renewal period is for a five-year term, the renewal option period is generally included in the lease term used to measure our right-of-use assets and lease liabilities upon commencement, as we believe the exercise of these options to be reasonably certain. In identifying and determining the length of the lease term, leasehold improvements (build out costs) are taken into consideration to evaluate if we would suffer an economic penalty by either exercising an option to terminate a lease or choosing not to exercise an additional option as included within the lease agreement at the lease inception. We remeasure the right-of-use asset and lease liability (1) when there is a change in circumstances within our control that impacts whether we are reasonably certain of exercising the option, (2) there is an event that obliges us to exercise the option, (3) we elect to exercise an option that was previously reasonably certain of not being exercised, or (4) we elect not to exercise an option that was previously certain of being exercised. In addition, we remeasure the lease when there is a lease modification that is not accounted for as a separate contract.

Per Topic 842, a short-term lease is defined as a lease that, at the commencement date, has a lease term of twelve months or less and does not include an option to purchase the underlying asset that the lessee is reasonably certain to exercise. Lessees, as an accounting policy election by class of underlying asset, can elect to not recognize short term leases on the balance sheet but instead recognize the cost related to such leases on a straight-line basis over the lease term. We elected to apply the short-term lease recognition exemption for all of our leases with a lease term of twelve months or less.
We are typically required to make fixed lease payments primarily related to payment of fixed real estate costs including base rent, storage rent, and the like. Sometimes, we are required by the lessor to pay certain fixed non-lease costs including fixed common area maintenance fees, fixed administration fees, and/or certain other fixed costs. As allowed by Topic 842, we include the payments of both fixed lease and non-lease expenses within the calculation of the lease liability and also disclose them accordingly under Topic 842. Variable payments for items such as utilities, trash collection, insurance, and real estate taxes are excluded from the lease liability, and are disclosed separately as a component of variable lease cost under Topic 842.

See Note 6 — Leases for additional information.

Self-Insured Liabilities

We have a self-insured health insurance plan. All eligible employees have an option to participate in our self-funded, comprehensive medical care benefits program. The cost of medical care is paid out of employee and employer contributions. We contracted third-party vendors to administer this health care benefits program. We had a balance of $2.1 million and $2.5 million in prepaid benefits, as of October 1, 2024 and October 3, 2023, respectively, and an estimated liability for outstanding claims of $4.5 million and $5.5 million as of October 1, 2024 and October 3, 2023, respectively.

We use a captive insurance arrangement for our workers’ compensation, general liability, and auto coverage. Although this arrangement has a significant self-insurance component, a loss sharing arrangement between the members of our captive insurance entity exists. In addition, the timing of payments differs with the captive whereby 50% of the anticipated total cost of losses for the insurance period is paid up-front by us into the captive. When estimating self-insured liabilities, we consider a number of factors, including historical claims experience, demographic factors, severity factors, and valuations provided by independent third-party actuaries. Payments up to the remaining 50% of anticipated total losses for the insurance period may be requested by the captive insurance based on actual claim activity. We considered our historical experience as it relates to these additional payments, resulting in a liability for future loss assessments from the captive of $7.4 million and $7.6 million as of October 1, 2024 and October 3, 2023, respectively.

We had a gross liability for general liability and workers compensation claims existing prior to the captive insurance agreement of $6.4 million and $8.1 million as of October 1, 2024 and October 3, 2023, respectively, and an insurance recoverable of $5.4 million and $6.4 million as of October 1, 2024 and October 3, 2023, respectively.

We had insurance collateral balances of $1.2 million and $1.7 million as of October 1, 2024 and October 3, 2023 included in other non-current assets.

Periodically, we review our assumptions and the valuation provided by independent third-party actuaries to determine the adequacy of the self-insured liabilities.

Stock-based Compensation

We measure compensation cost with respect to equity instruments granted as stock-based payments to employees and non-employee members of the Board, based upon the estimated fair value of the equity instruments at the date of the grant according to the provisions of Topic 718 Compensation - Stock Compensation (“Topic 718”). The cost, as measured, is recognized as expense over the period during which the award vests or the employee is required to provide services in exchange for the award. There was no stock-based compensation expense for fiscal 2024 and fiscal 2023. See Note 15 — Stock-Based Compensation for additional information.

Common Stock

Common shares are classified as equity. Any excess of the fair value of consideration received over the par value of shares issued is recorded as additional paid-in capital in equity.

Treasury stock purchases are accounted for under the cost method whereby the entire cost of the acquired stock is recorded as treasury stock. Gains and losses on the subsequent reissuance of shares are credited or charged to paid-in capital in excess of par value using the average-cost method.

Financial Instruments

Financial assets and financial liabilities are recognized on the balance sheet when we become a party to the contractual provision of the instrument. Loans and receivables are carried at amortized cost, with interest recognized in profit or loss for the period, using the effective interest method. We de-recognize a financial asset when the rights to receive cash flows from the asset have expired or have been transferred, and we have transferred substantially all risks and reward of ownership. A financial liability is de-recognized when, and only when, the liability is extinguished (i.e., when the obligation specified in the contract is discharged, cancelled, or has expired).

Note 2 — Property and Equipment

Property and equipment consists of the following:

	October 1, 2024	October 3, 2023
	(in millions)
Leasehold improvements	$286.8	$261.5
Computer equipment	47.0	42.3
Other property and equipment	24.0	23.4
Furniture and fixtures	58.7	55.8
Finance lease assets	11.8	6.4
Land and buildings	4.2	4.2
Construction in process	25.8	16.4
Graphics	14.6	14.7
Material handling equipment	30.8	26.9
Building signs	43.2	41.7
Property and equipment	546.9	493.3
Accumulated depreciation	(328.6)	(285.6)
Property and equipment, net	$218.3	$207.7

Based on reviews of individual store performance, including declines in the performance of certain stores, impairment losses of approximately $13.5 million and $14.5 million were recognized in cost of sales within the consolidated statements of income during fiscal 2024 and fiscal 2023, respectively.

MATTRESS FIRM GROUP INC.
Notes to Consolidated Financial Statements
We capitalize interest on borrowings during active construction period for major capital projects. Capitalized interest is added to the cost of the underlying assets and is amortized over the useful lives of the assets. Capitalized interest was $1.9 million and $1.7 million for fiscal 2024 and fiscal 2023, respectively.

Depreciation expense was as follows:

	Fiscal 2024	Fiscal 2023
	(in millions)
Cost of sales	$55.0	$55.6
General and administrative expense	5.6	14.2
Total depreciation expense	$60.6	$69.8

The cost and accumulated depreciation of assets sold or otherwise disposed of are removed from the accounts and any gain or loss thereon is included in operating expenses.

Note 3 — Goodwill and Intangible Assets

Assets acquired and liabilities assumed in a business acquisition are recorded at fair value on the date of the acquisition. Purchase consideration in excess of the aggregate fair value of acquired net assets is allocated to identifiable intangible assets, to the extent of their fair value, and any remaining excess purchase consideration is allocated to goodwill.

As of October 1, 2024 and October 3, 2023, we had goodwill of $826.9 million. Accumulated impairment losses of goodwill totaled $2.1 billion as of October 1, 2024 and October 3, 2023. As of October 1, 2024 and October 3, 2023, we have non-amortizable intangible assets of $581.0 million and $587.2 million, respectively.

In fiscal 2024 and fiscal 2023, we determined, based on a qualitative assessment performed on the annual impairment testing date, that it is not more likely than not that the fair value of the assets is less than their respective carrying values for all three of our reporting units. As a result of these analyses, we did not recognize any goodwill impairments in fiscal 2024 and fiscal 2023.

All indefinite lived intangible assets are tested for impairment at least annually or whenever events or changes in circumstances indicate that it is more likely than not that the carrying amount may not be recoverable. In fiscal 2024 and fiscal 2023, we determined, based on a qualitative assessment performed on the annual impairment testing date, that it is not more likely than not that the fair value of the Mattress Firm trade name is less than the carrying value. We did not recognize any impairments to the Mattress Firm trade name in fiscal 2024 and fiscal 2023.

Impairment tests typically take into account the most recent management forecast, after application of a reasonable rate of growth, which is based on market and industry conditions. Discount rates used in the discounted cash flow models are based on a weighted average cost of capital (“WACC”), while royalty rates used are determined with reference to industry benchmarks. The impairment for indefinite lived intangible assets is identified by comparing the fair value of the asset against its carrying amount. If the carrying amount of an intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. After an impairment loss is recognized, the adjusted carrying amount of the asset establishes the new accounting basis. We determine the fair value of intangible trade names by utilizing the “relief from royalty method,” a specific discounted cash flow approach that estimates value by royalties saved from owning the respective name rather than having to license it from another party. The inputs to the models are classified as Level 3 in the fair value hierarchy.

We calculated a fair value of zero for our Sleep Experts trade name and recognized an impairment of $6.2 million in the fourth quarter of fiscal 2024. We calculated a fair value of $6.2 million for our Sleep Experts trade name and recognized an impairment of $1.5 million in the fourth quarter of fiscal 2023. The fiscal 2024 impairment was driven by management’s decision during the fourth quarter of fiscal 2024 to exit the brand by transitioning a portion of the stores to the Mattress Firm brand and exit the remaining stores as leases mature and fiscal 2023 impairments were driven by a decrease in forecasted revenue for this brand.

See Note 5 — Fair Value Measurements for a discussion of inputs used in the fair value measurements.

A summary of the changes in the carrying amounts of amortizable intangible assets is as follows:

MATTRESS FIRM GROUP INC.
Notes to Consolidated Financial Statements

	Gross Cost	Accumulated Amortization	Net Carrying Value
	(in millions)
Balance as of September 27, 2022	$128.8	$(91.2)	$37.6
Additions	15.2	—	15.2
Disposals	(16.9)	16.9	—
Impairments	(0.3)	—	(0.3)
Amortization expense	—	(18.4)	(18.4)
Balance as of October 3, 2023	126.8	(92.7)	34.1
Additions	8.4	—	8.4
Disposals	(24.4)	24.4	—
Amortization expense	—	(17.7)	(17.7)
Balance as of October 1, 2024	$110.8	$(86.0)	$24.8

The components of intangible assets were as follows:

	Useful Life (Years)	October 1, 2024	October 3, 2023
		(in millions)
Non-amortizing:
Trade names		$581.0	$587.2

Amortizing:
Patents and trademarks	10	$0.8	$0.8
Franchise rights and licensing	10	18.3	18.1
Software costs	3 to 10	91.7	107.9
Total other intangible assets		110.8	126.8
Accumulated amortization		(86.0)	(92.7)
Other intangible assets, net		$24.8	$34.1

Expense included in general and administrative expense related to amortization of intangibles was $17.7 million and $18.4 million for fiscal 2024 and fiscal 2023, respectively. As of October 1, 2024, amortization expense for intangible assets is expected to be as follows for each of the next four years:

Fiscal year	(in millions)
2025	$13.2
2026	7.5
2027	3.8
2028	0.3

MATTRESS FIRM GROUP INC.
Notes to Consolidated Financial Statements
Note 4 — Long-term Debt

Long-term debt consists of the following:

	October 1, 2024		October 3, 2023
	Principal	Unamortized Discount and Debt Issuance Costs	Principal	Unamortized Discount and Debt Issuance Costs
	(in millions)
Finance lease	$10.7	$—	$6.4	$—
2021 Term loan	1,168.1	(25.7)	1,180.6	(31.5)
Total long-term debt	1,178.8	(25.7)	1,187.0	(31.5)
Less: current maturities of long-term debt	(14.4)	—	(12.5)	—
Long-term debt, net of current maturities	$1,164.4	$(25.7)	$1,174.5	$(31.5)

2021 Term Loan

On September 24, 2021, we entered into a new term credit agreement with Barclays Bank PLC, as administrative agent and the other financial institutions parties thereto from time to time as lenders, among others, (as amended, restated, modified or supplemented, the “2021 Term Loan”), which provided a new funded term loan facility in an aggregate principal amount of $1,250.0 million with a seven year maturity due September 24, 2028.

The 2021 Term Loan additionally provides for an uncommitted incremental facility pursuant to which we may request additional term loan commitments and revolving credit facilities.

The 2021 Term Loan is subject to amortization in equal quarterly installments of principal in an amount equal to 0.25% of the aggregate outstanding principal amount of the 2021 Term Loan on the last business day of March, June, September and December, with the remaining balance payable at the final date of maturity.

We may elect that the 2021 Term Loan bear interest at a rate per annum equal to either (i) a base rate (determined by reference to the highest of (a) the prime rate published by the Wall Street Journal, (b) the greater of (1) the federal funds effective rate, (2) the overnight bank funding rate, plus 0.5% and (c) the one-month adjusted LIBOR plus 1.00%) plus 3.25% or (ii) an adjusted LIBOR (which shall not be less than 0.75%) plus 4.25%. The 2021 Term Loan also contains customary LIBOR replacement language. Interest payments are due quarterly or when a principal payment is made.

In anticipation of the replacement of the London Inter-Bank Offered Rate (“LIBOR”) for new loans issued in the United States, on June 1, 2023, we amended our 2021 Term Loan and 2021 ABL Credit Agreements to replace LIBOR with a Secured Overnight Financing Rate (“SOFR”)-based rate. Each of the 2021 Term Loan and the 2021 ABL Credit Agreement contained provisions to accommodate the replacement of the existing LIBOR-based rate with a SOFR-based rate, and the transition had no material impact on our interest rate as a result. As of October 1, 2024, the borrowing rate on the 2021 Term Loan was 8.92% and will reset again on March 31, 2025.

The 2021 Term Loan contains a mandatory prepayment feature in the form of an Excess Cash Flow calculation (as defined in 2021 Term Loan agreement). The payment is calculated as of the last day of each fiscal year and is due in the subsequent fiscal year’s first quarter. The payment calculated at the end of fiscal 2024 and fiscal 2023 is zero. Until September 24, 2022, the 2021 Term Loan may have been prepaid at any time at our option, in whole or in part, with notice to the administrative agent subject to a prepayment premium of 1.00%. The 2021 Term Loan agreement includes customary affirmative and negative covenants, as well as customary events of default and remedies.

MATTRESS FIRM GROUP INC.
Notes to Consolidated Financial Statements
The future maturities of the 2021 Term Loan as of October 1, 2024 was as follows:

Fiscal Year	(in millions)
2025	$12.5
2026	9.4
2027	12.5
2028	1,133.7
Total	$1,168.1

ABL Facilities

On September 24, 2021, we amended and restated the $125 million ABL revolving credit facility (“2021 ABL Facility”) which provides for a new asset-based loan facility with an initial aggregate commitment amount of up to $125 million (the proceeds of any funded revolving loans, the “ABL Loans”) through September 25, 2026. As of October 1, 2024, no borrowings had been made under the 2021 ABL Facility.

The 2021 ABL Facility provides for an uncommitted incremental facility under which we may request one or more increases in the amount of revolving credit commitments in an aggregate amount not to exceed $50 million. The 2021 ABL Facility also provides for the issuance of letters of credit and swingline loans, with a sublimit of $30 million and $20 million, respectively (or a lesser amount in the event the aggregate commitments are less than such sublimits). We may elect that the ABL Loans bear interest at a rate per annum equal to either (i) a base rate (determined by reference to the highest of (a) the prime rate published by the Wall Street Journal, (b) the greater of (1) the federal funds effective rate, (2) the overnight bank funding rate, plus 0.5% and (c) the one-month adjusted LIBOR plus 1.00%), plus an applicable rate based on the historical Excess Availability (as defined in the 2021 ABL Facility) as a percentage of Maximum Credit (as defined in the 2021 ABL Facility) or (ii) an adjusted LIBOR (which shall not be less than 0.00%), plus an applicable rate based on the historical Excess Availability as a percentage of Maximum Credit. The 2021 ABL Facility also contains customary LIBOR replacement language. As discussed above, the 2021 ABL Facility was amended on June 1, 2023 to replace LIBOR with a SOFR-based rate.

We had a total of $6.0 million in letters of credit outstanding under the 2021 ABL Facility as of October 1, 2024 and availability of $119.0 million. The 2021 ABL Facility agreement also includes customary affirmative and negative covenants, as well as customary events of default and remedies.

The applicable rates under the 2021 ABL Facility are subject to step-ups and step-downs based on our historical Excess Availability as a percentage of Maximum Credit in accordance with the following schedule:

Average Historical Excess Availability as a percentage of Maximum Credit	Applicable Rate for Eurodollar Loans and Letter of Credit Fees	Applicable Rate for Alternate Base Rate Loans
Greater than or equal to 66.7%	1.25%	0.25%
Less than 66.7% and greater than or equal to 33.3%	1.50%	0.50%
Less than 33.3%	1.75%	0.75%

At our option, the 2021 ABL Facility may be prepaid at any time without a premium or penalty, other than payment of the interest due on any Eurodollar Loan prepaid for the remainder of the interest period in which such prepayment is made, if any. We may also terminate or permanently reduce the unused commitments under the 2021 ABL Facility, with notice to the administrative agent. Such termination or reduction must be in a minimum aggregate amount of $1.0 million or in whole multiples of $500,000 in excess thereof. To the extent the borrowings under the 2021 ABL Facility at any time exceed the lesser of (i) the revolving credit commitment in effect at such time and (ii) the borrowing base at such time, we are required to prepay the borrowings under the 2021 ABL Facility in the amount of such excess.

Covenant Compliance

As of October 1, 2024, we were in compliance with all covenants.

MATTRESS FIRM GROUP INC.
Notes to Consolidated Financial Statements
Finance Leases

As of October 1, 2024 and October 3, 2023, we had $10.7 million and $6.4 million, respectively, for finance leases primarily related to our corporate office included in the current and non-current portions of long-term debt on the consolidated balance sheet. In February 2023, we entered into a new corporate office lease which commenced on October 1, 2023 and runs approximately for 11.5 years at an interest rate of 8.9%, which is reflective of the current interest rate environment, with total lease payments of $11.1 million. The previous corporate office lease ended in fiscal 2023 and had an interest rate of 4.1%.

We entered into a finance lease for certain information technology store equipment, the ownership of which transfers to us at the end of three years. In fiscal 2024, we took possession of the equipment and recorded a $4.7 million increase in property and equipment, net, current portion of long-term debt and long-term debt, net of current maturities on our consolidated balance sheet. The finance lease runs for a term of three years and is discounted at an interest rate of 9.2%.

Note 5 — Fair Value Measurements

The amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their respective fair values due to the short-term maturity of these instruments.

The FASB has issued guidance on the definition of fair value, the framework for using fair value to measure assets and liabilities, and disclosure regarding fair value measurements. The guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used to measure fair value. These tiers are:
a.Level 1 inputs are defined as observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can assess at the measurement date.
b.Level 2 inputs are defined as inputs, other than quoted prices included in Level 1, that are observable for the asset or liability, either directly or indirectly.
c.Level 3 inputs are unobservable inputs for the asset or liability.

We measure the fair values of goodwill, intangible assets, property and equipment, right-of-use assets, and the convertible notes receivable, performance warrants and non-performance warrants related to our investment in SleepScore, Inc. on a recurring or nonrecurring basis, as required by impairment tests applicable to these assets.

Non-recurring fair value assets

In fiscal 2024, we calculated a fair value of zero (Level 3) for our Sleep Experts trade name and recognized an impairment of $6.2 million. In fiscal 2023, we calculated a fair value of $6.2 million (Level 3) for our Sleep Experts trade name and recognized an impairment of $1.5 million. See Note 3 — Goodwill and Intangible Assets for additional information.

We review the carrying value of all long-lived assets for impairment, primarily at an individual store level, generally on a quarterly basis or whenever events or changes in circumstances indicate that the carrying value of an asset or asset group may not be recoverable. Our impairment analyses determine whether projected cash flows from operations are sufficient to recover the carrying value of these assets. After the adoption of Topic 842, the asset group is comprised of both property and equipment and operating lease right-of-use assets. Impairment may result when the carrying value of the asset or asset group exceeds the estimated undiscounted future cash flows over its remaining useful life. For the retail store asset impairment, our estimate of undiscounted future cash flows over the store lease term is based upon our experience, the historical operations of the stores, and estimates of future store profitability and economic conditions. The estimates of future store profitability and economic conditions require estimating such factors as sales growth, gross margin, employment costs, lease escalations, inflation, and the overall economics of the retail industry, and are therefore subject to variability and difficult to predict.

MATTRESS FIRM GROUP INC.
Notes to Consolidated Financial Statements
For right-of-use assets, we determine the fair value of the assets by using estimated market rental rates. These estimates can be affected by factors such as future store results, real estate demand, store closure plans, and economic conditions, all of which can be difficult to predict. Actual future results may differ from those estimates. If a long-lived asset is found to be impaired, the amount recognized for impairment is equal to the excess of the asset or asset group’s net carrying value over its estimated fair value. We measure property and equipment at fair value on a nonrecurring basis using Level 3 inputs as defined in the fair value measurement hierarchy. We generally measure right-of-use assets at fair value on a nonrecurring basis using Level 2 inputs, primarily market rental rates, that are corroborated by market data. Where Level 2 inputs are not readily available, we use Level 3 inputs. Fair value of these long-lived assets is based on the present value of estimated future cash flows using a discount rate commensurate with the risk. The significant unobservable inputs used in the fair value measurement of our store assets are sales growth/decline, gross margin, employment costs, lease escalations, market rental rates, changes in local real estate markets in which we operate, inflation, and the overall economics of the retail industry. Significant fluctuations in any of these inputs individually could significantly impact our measurement of fair value.

In fiscal 2024 and fiscal 2023, we recorded $11.4 million and $15.3 million of impairments for operating lease right-of-use assets (Level 3) with remaining fair values of $63.3 million and $89.7 million, respectively, as part of our quarterly impairment analysis. In fiscal 2024 and fiscal 2023, we recorded $13.5 million and $14.5 million of impairments for property and equipment (Level 3) with remaining fair values of $1.6 million and $0.9 million, respectively, as part of our quarterly impairment analysis. See Note 2 — Property and Equipment and Note 6 — Leases for additional information.

The significant Level 3 unobservable inputs used in the fair value measurements of our goodwill, intangible assets, property and equipment, and right-of-use assets were (i) WACC and (ii) the royalty rate related to intangible trade names. Increases (decreases) in WACC inputs in isolation would result in a lower (higher) fair value measurement.

The following table is not intended to be all-inclusive, but rather provide a summary of the significant unobservable inputs used in the fair value measurement of our Level 3 assets in which impairment testing was performed and impairments were recorded.

Impairment testing performed during fiscal 2024:

Valuation Technique	Significant unobservable Inputs	Unobservable Input
Right-of-use assets
Market approach	WACC	8%
Property and equipment
Income approach	WACC	14%
Intangibles
Income approach	WACC	14%
Income approach	Royalty rate	2%

Impairment testing performed during fiscal 2023:

Valuation Technique	Significant unobservable Inputs	Unobservable Input
Right-of-use assets
Income approach and Market approach	WACC	8%
Property and equipment
Income approach	WACC	14%
Intangibles
Income approach	WACC	14%
Income approach	Royalty rate	2%

MATTRESS FIRM GROUP INC.
Notes to Consolidated Financial Statements

Recurring fair value assets

Assets requiring recurring fair value measurements consisted of the following:

	Net Book Value as of October 1, 2024	Fair Value Measurements
		Level 1	Level 2	Level 3
(in millions)
Convertible Notes Receivable and Warrants (Note 1)	$—	$—	$—	$—

	Net Book Value as of October 3, 2023	Fair Value Measurements
		Level 1	Level 2	Level 3
(in millions)
Convertible Notes Receivable and Warrants (Note 1)	$6.9	$—	$—	$6.9

The following table summarizes the changes in Level 3 fair value of the Convertible Notes Receivable and Warrants:

		(in millions)
Balance as of October 3, 2023	$	$6.9
Interest accrual		0.3
Change in valuation of investments		(7.2)
Balance as of October 1, 2024		$—

Fair Value of Debt

As of October 1, 2024 and October 3, 2023, the fair value of the 2021 Term Loan was estimated at $1.168 billion and $1.166 billion, respectively. The fair value is based on quoted market prices (unadjusted) in active markets for identical assets and liabilities that the entity can assess at the measurement date (Level 1).

Note 6 — Leases

Our operating leases are as follows:

	October 1, 2024	October 3, 2023
	(in millions)
Operating lease right-of-use asset	$1,166.4	$1,225.0

Operating lease liability, current portion	$247.3	$272.3
Operating lease liability, net of current portion	1,011.2	1,048.7
Total operating lease liabilities	$1,258.5	$1,321.0
The components of lease costs are as follows:

	Fiscal 2024	Fiscal 2023
	(in millions)
Operating lease cost	$357.2	$359.9
Short-term lease cost	12.5	13.1
Variable lease cost	94.7	93.1
Total lease cost	$464.4	$466.1

MATTRESS FIRM GROUP INC.
Notes to Consolidated Financial Statements

	Fiscal 2024	Fiscal 2023
	(in millions)
Cost of sales	$462.7	$463.2
General and administrative expense	1.7	2.9
Total lease cost	$464.4	$466.1

Impairment loss on operating lease right-of-use assets of $11.4 million and $15.3 million was recognized in cost of sales within the consolidated statement of income during fiscal 2024 and fiscal 2023, respectively. For additional information, see Note 5 — Fair Value Measurements.

Sublease income was not material to us for fiscal 2024 and fiscal 2023.

For a discussion of our finance leases, see Note 4 — Long-term Debt.

Supplemental cash flow information related to our leases is as follows:

	Fiscal 2024	Fiscal 2023
	(in millions)
Cash paid for operating leases	$377.1	$389.4
Right-of-use asset obtained in exchange for new operating lease liabilities	$204.5	$198.0
Cash paid for finance leases	$1.8	$1.4
Right-of-use asset obtained in exchange for new finance leases	$4.7	$6.4

The weighted-average remaining lease term and weighted-average discount rates related to the operating leases recorded on our consolidated balance sheet are as follows:

	October 1, 2024	October 3, 2023
Weighted-average remaining lease term (years)	5.6	5.7
Weighted-average incremental borrowing rate	8.3%	8.3%

The maturity of lease liabilities under non-cancellable operating leases as of October 1, 2024 are as follows:

Fiscal Year	(in millions)
2025	$341.3
2026	318.1
2027	260.3
2028	205.3
2029	156.9
Thereafter	297.8
Total lease payments	1,579.7
Less: imputed interest	321.2
Total operating lease liabilities	1,258.5
Less: current operating lease liabilities	247.3
Total non-current operating lease liabilities	$1,011.2

We also entered into agreements to lease additional retail stores, which have not yet commenced as of the end of the fiscal year. Accordingly, the total undiscounted lease payments under these agreements amounted to $37.4 million and are not included in the table above.

MATTRESS FIRM GROUP INC.
Notes to Consolidated Financial Statements
Note 7 — Revenue

Revenue Recognition

We recognize revenue under ASU No. 2014-09, Revenue Recognition — Revenue from Contracts with Customers (“Topic 606”). Sales are recorded net of returns and reflect sales of merchandise plus other services provided, such as installation, shipping, and delivery services. We recognize a sale when the obligations under the terms of the contract with the customer are satisfied, which is when control of the product has transferred to the customer. Transferring control of each product sold is considered a separate performance obligation. We transfer control and recognize a sale when the customer receives the product. Each unit sold is considered an independent, unbundled performance obligation. We do not have any additional performance obligations other than product sales that are material in the context of the contract. We also offer assurance type warranties on certain of our products, which is not accounted for as separate performance obligations under the revenue model.

Sales include fees collected for delivery services and are recorded net of returns. Payment is typically due when the order is made. Customer deposits collected prior to the delivery of merchandise are recorded as a contract liability and are presented separately within “customer deposits” on the consolidated balance sheet. Substantially all of the customer deposits held at the beginning of the fiscal year relate to performance obligations satisfied during the fiscal year and are therefore recognized in revenue for the current fiscal year. Customer financing costs paid by us are recorded as a reduction of revenue. Net revenue is recognized net of the sales tax collected from customers and remitted to various taxing jurisdictions.

The transaction price is measured as the amount of consideration we expect to receive in exchange for transferring goods. We provide our customers with a comfort satisfaction guarantee whereby the customer may receive a refund or exchange the original mattress for a replacement of equal or similar quality for a specified period (currently 120 days) after the original purchase date and, in some cases, subject to return processing charges. Mattresses returned under this policy are reconditioned pursuant to applicable state laws and regulations and resold as used merchandise, primarily through our clearance center store. We accrue a liability for the estimated costs, net of estimated return processing charges, for returned merchandise at the time the sale is recorded based upon historical experience. We regularly assess and adjust the estimated liability by updating return rates based on actual trends and projected return costs.

We also offer third-party extended warranty services for certain products. Under these arrangements, we function as the agent. These types of warranties provide the customer with a service in addition to the assurance that the product complies with agreed-upon specifications. Therefore, these arrangements are considered service-type warranties. This additional service is not performed by us. Rather, our performance obligation is solely to arrange for the provision of services by another party. We do not control any aspect of the extended warranty procedures, including determining the scope of the service to be provided, the timeframe for delivery of service, or the dollar value of refunds. The third party has the authority to control and direct the administration of service obligations under these extended warranties and bears all the risks associated with these services. Because we act as an agent in these arrangements, we recognize revenue for extended warranty sales net of all associated costs.

We may also be responsible for manufacturer assurance-type warranties under certain of our supply agreements. The customer is not charged a fee for this warranty coverage. The manufacturer warranty provides the customer with assurance that the related product will function as the parties intended because it complies with agreed-upon specifications and therefore, does not represent a performance obligation. As such, these are not accounted for as revenue arrangements under Topic 606.

In certain jurisdictions, we are subject to certain non-income taxes, including sales tax and other similar taxes. We elected the practical expedient within Topic 606 related to sales taxes that are assessed by a governmental authority, which allows for the exclusion of sales tax from the transaction price. These taxes are excluded from the transaction price and, therefore, from revenue. We elected to account for shipping and handling activities as a fulfillment cost as permitted by Topic 606. Accordingly, we reflect all amounts billed to customers for shipping and handling in revenue and the costs of fulfillment in cost of sales.

Our right of return asset was $31.1 million and $27.4 million and refund liability reserves of $71.0 million and $61.6 million each as of October 1, 2024 and October 3, 2023, respectively.

MATTRESS FIRM GROUP INC.
Notes to Consolidated Financial Statements

The following table disaggregates our net revenue by operating segment, which we believe provides a meaningful depiction of the nature of its net revenue.

	Fiscal 2024		Fiscal 2023
	(in millions, except percentages)
Brick and Mortar	$3,544.1	90.5%	$3,740.7	90.5%
Digital	275.7	7.0%	294.3	7.1%
Other Business (1)	96.5	2.5%	99.1	2.4%
Total net revenue	$3,916.3	100.0%	$4,134.1	100.0%
__________
(1)Other Business primarily includes Events and Expositions, Commercial Sales and Custom Fundraising Solutions (“CFS”) as well as franchise fees and royalty income.

Substantially all of our identifiable assets are located in the United States. We do not have sales outside the United States, nor does any customer represent more than 10 percent of net revenue for any period presented.

Franchise Fees and Royalty Income

We had 82 stores operated by 9 franchisees across the United States, as of October 1, 2024 and 81 stores operated by 9 franchisees across the United States, as of October 3, 2023.

We grant franchise rights to private operators to operate Mattress Firm branded stores for a term of generally 20 to 30 years on a market-by-market basis. We provide standard operating procedure manuals, the right to use systems and trademarks, assistance in site locations of stores and distribution centers, training and support services, and advertising materials to our franchisees. We are entitled to a nonrefundable initial franchise fee that is amortized over the life of the agreement. In addition, we earn ongoing royalties based on a percentage of gross franchisee sales, payable twice a month, which are recognized in income during the period that sales are recognized by the franchisees.

We evaluate the credentials, business plans, and the financial strength of potential franchisees before entering into franchise agreements and before extending credit terms for franchise fee and royalty payments. Concentrations of credit risk with respect to accounts receivable with franchisees, after considering existing allowances for doubtful accounts, are considered by management to be limited as a result of the small size of the franchisee network relative to company-operated stores and the years of experience with the current franchisee owners. We have not granted any new franchises since fiscal 2016. We have the right, under the terms of the franchise agreements, to assume the operations of franchisees that do not comply with the conditions of the franchise agreement, including a default on the payments owed to us. In such instances, the assumption may involve purchase consideration in the form of cash and the assumption of certain franchisee obligations, including obligations to us. Franchise receivables had a balance of $1.0 million and $0.9 million as of October 1, 2024 and October 3, 2023, respectively, with a corresponding reserve of $0.4 million and $0.1 million as of October 1, 2024 and October 3, 2023, respectively. Franchise fees and royalty revenue totaled $4.0 million and $4.3 million during fiscal 2024 and fiscal 2023, respectively.

Note 8 — Income Taxes

Income tax expense consists of the following:

	Fiscal 2024	Fiscal 2023
	(in millions)
Current:
Federal	$27.9	$41.3
State	9.5	11.4
Total current tax expense	37.4	52.7
Deferred:
Federal	(2.9)	(1.7)
State	(0.7)	(1.1)
Total deferred tax benefit	(3.6)	(2.8)
Total income tax expense	$33.8	$49.9

MATTRESS FIRM GROUP INC.
Notes to Consolidated Financial Statements

The differences between the effective tax rate reflected in the provision for income taxes on income before taxes and the statutory federal rate are as follows:

	Fiscal 2024	Fiscal 2023
	(in millions, except for percentages)
Reconciliation of rate of taxation:
Income tax expense at federal statutory rate of 21%	$22.4	$33.9
State tax expense, net of federal income tax effect	7.7	6.5
Transaction costs (1)	7.8	7.9
State rate change	0.7	2.4
Federal valuation allowance	(1.0)	(0.6)
State valuation allowance	(1.4)	(0.8)
Other adjustments	(2.4)	0.6
Total income tax expense	$33.8	$49.9

Effective income tax rate	31.7%	30.9%
__________
(1)In fiscal 2024, this represents the tax impact of third-party consulting costs for the Tempur Sealy transaction. In fiscal 2023, this represents the tax impact of third-party consulting costs for the Tempur Sealy transaction, partially offset by deducting costs incurred associated with preparing for an initial public offering (“IPO”).

The effective tax rate was 31.7% and 30.9% for fiscal 2024 and fiscal 2023, respectively. Significant items impacting the fiscal 2024 were state income taxes, permanent differences including transaction costs, and changes to valuation allowance. Significant items impacting the fiscal 2023 effective tax rate includes state income taxes and transaction costs.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The significant components of our deferred tax assets and liabilities are as follows:

	October 1, 2024	October 3, 2023
	(in millions)
Deferred tax assets:
Accrued liabilities and reserves	$7.5	$9.4
Other non-current liabilities	21.8	22.7
Net operating loss carryforwards	313.9	311.9
Goodwill	31.6	50.0
Amortizable intangible assets	15.8	17.1
Lease liability	317.2	332.0
Disallowed interest expense	127.8	115.1
Other	3.2	2.9
Valuation allowance	(175.7)	(178.1)
Total deferred tax assets	663.1	683.0
Deferred tax liabilities:
Non-amortizing intangible assets	(147.4)	(147.2)
Operating lease right-of-use asset	(293.9)	(307.6)
Property and equipment	(22.1)	(32.6)
Other current assets	(6.3)	(5.9)
Total deferred tax liabilities	(469.7)	(493.3)
Net deferred tax asset	$193.4	$189.7

MATTRESS FIRM GROUP INC.
Notes to Consolidated Financial Statements

We evaluate the realizability of our deferred tax assets on a quarterly basis. We performed an analysis of all available evidence, both positive and negative, consistent with the provisions of paragraph 740-10-30-17 Establishment of a Valuation Allowance for Deferred Tax Assets of Topic 740, Income Taxes (“Topic 740”) by assessing the adequacy of future expected taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. These estimates of future taxable income inherently require significant judgment. To the extent it is considered more likely than not that a deferred tax asset will not be recovered, then a valuation allowance is established.

We continue to maintain a valuation allowance of $175.7 million on federal and state net operating losses and tax credits that are definite-lived and limited by Section 382 of the Code which are expected to expire unused. We have $402.8 million of federal pre-tax Sec. 163(j) disallowed business interest expense carryforwards subject to the 382 limitation that are prioritized over net operating losses (“NOLs”) in the Sec. 382 ordering rules. Given our forecasted taxable income, we estimate the 382 limitation will be available to be utilized by net operating losses in fiscal years 2025 and 2026. Starting in fiscal year 2027 onward we estimate sufficient adjusted taxable income such that the Sec. 163(j) business interest expense carryforwards would take priority of the Section 382 limitation.

At the end of fiscal 2024, we had $775 million NOLs that are definite-lived but subject to the annual Sec. 382 limitation of approximately $2.3 million.

We and our subsidiaries are included in a consolidated income tax return in the U.S. federal jurisdiction and file separate income tax returns in several states. As of October 1, 2024, open tax years in federal and some state jurisdictions date back to 2020 and 2019, respectively.

On August 16, 2022, President Biden signed the Inflation Reduction Act of 2022 (“Inflation Act”) into law. The Inflation Act contains certain tax measures, including a corporate alternative minimum tax of 15% on some large corporations and an excise tax of 1% on corporate stock buy-backs. These provisions are effective for tax years beginning after December 31, 2022. We have evaluated the various provisions of the Inflation Act and do not anticipate any material impact to our consolidated financial statements.

The determination of the consolidated income tax expense, deferred tax assets and liabilities and related valuation allowance requires management to make judgments and estimates. Although management believes that its tax estimates are reasonable, the ultimate tax determination involves significant judgments that could become subject to audit by tax authorities in the ordinary course of business, as well as the generation of sufficient future taxable income. We do not have any uncertain tax positions recorded.

Effective June 30, 2023, one of our owners reorganized which resulted in a change of control for tax purposes. This did not have a material impact on our annual Section 382 limit or deferred taxes.

The following table is a roll forward of the deferred tax asset valuation allowance:

	Fiscal 2024	Fiscal 2023
	(in millions)
Balance at beginning of fiscal year	$(178.1)	$(179.5)
Decrease in valuation allowance	2.4	1.4
Balance at end of fiscal year	$(175.7)	$(178.1)

Note 9 — Prepaid Expenses and Other Current Assets and Other Non-Current Assets

Prepaid expenses and other current assets consist of the following:

	October 1, 2024	October 3, 2023
	(in millions)
Right of return asset	$31.1	$27.4
Software and hardware maintenance	18.8	15.2
Other current assets	25.1	28.8
Total	$75.0	$71.4

MATTRESS FIRM GROUP INC.
Notes to Consolidated Financial Statements

Other non-current assets consist of the following:

	October 1, 2024	October 3, 2023
	(in millions)
Cloud-based software implementation costs	$12.2	$23.1
Convertible Notes Receivable, Performance Warrants and Non-Performance Warrants	—	6.9
Other non-current assets	19.9	12.5
Total	$32.1	$42.5

Note 10 — Other Accrued Liabilities and Other Non-current Liabilities

Other accrued liabilities consist of the following:

	October 1, 2024	October 3, 2023
	(in millions)
Sales returns and exchanges	$71.0	$61.6
Other accrued operating expense	40.5	36.6
Advertising	36.2	32.8
Employee wages, payroll taxes and withholdings	20.4	23.4
Sales and property tax	25.0	22.9
Insurance and insurance premiums	18.6	21.1
Current portion of long-term incentive and deferred compensation plans	0.4	21.5
Real property tax	6.5	8.0
Product warranty	7.0	6.8
Vacation	7.3	6.6
Bonus	—	5.9
Interest	0.3	1.3
Legal	2.0	7.0
Severance	3.0	2.3
Total	$238.2	$257.8

Other non-current liabilities consist of the following:

	October 1, 2024	October 3, 2023
	(in millions)
Product warranty	$18.3	$18.7
Deferred vendor incentives	2.4	2.6
Long-term incentive and deferred compensation plans	4.7	1.9
Total	$25.4	$23.2

Note 11 — Stockholders' Equity

As of both October 1, 2024 and October 3, 2023, our authorized, issued, and fully paid stockholders’ equity was comprised of 19,960 common shares and 202.4 treasury shares. All shares had a nominal par value of $0.01 per share. Each common share carries one vote and treasury shares are nonvoting.

Note 12 — Commitment and Contingencies

We are subject to legal proceedings and claims that arise in the ordinary course of business. Management does not believe that the outcome of any of those matters will have a material adverse effect on our balance sheet, results of operations, or cash flows.

MATTRESS FIRM GROUP INC.
Notes to Consolidated Financial Statements

On July 2, 2024, the Federal Trade Commission brought an action in the U.S. District Court for the Southern District of Texas against us and Tempur Sealy seeking an injunction of the proposed merger transaction. We do not expect a material impact on our financial statements as a result of the proceedings.

In fiscal 2023, we recognized gains on legal settlements of $1.3 million as the cash was received, partially offset by corresponding expense related to the contingent fee arrangement with our external legal counsel recognized in general and administrative expense.

We had $2.0 million and $7.0 million in accrued legal liabilities as of October 1, 2024 and October 3, 2023, respectively, included in other accrued liabilities on the consolidated balance sheets. The majority of these accrued legal liabilities arose out of employment matters and commercial disputes, including expected payments to employees following wage and hour compliance audits and purported class action employment cases pending in various jurisdictions.

Note 13 — Concentration of Risk

Financial instruments that potentially subject us to concentrations of risk are primarily cash and cash equivalents and accounts receivable. Information with respect to the credit risk associated with accounts receivable is described in Note 1 — Significant Accounting Policies.

We currently rely on Tempur Sealy and Serta Simmons Bedding as primary suppliers of branded mattresses and bases. Collectively, purchases of products from these manufacturers accounted for 78.5% and 75.6% of our bedding products costs for fiscal 2024 and fiscal 2023, respectively. There are no other vendors that individually represent more than 10% of our product costs for fiscal 2024 and fiscal 2023.

We place our cash deposits with financial institutions. At times, such amounts may be in excess of the federally insured limits. Management believes the financial strength of the financial institutions minimizes the credit risk related to our deposits.

Note 14 — Related-Party Transactions

See Notes 1 and 13 for details on definitive agreement to be acquired by Tempur Sealy and information on purchases of inventory from Tempur Sealy.

There were no other significant related party transactions in fiscal 2024 and fiscal 2023.

Note 15 — Stock-Based Compensation

Effective July 8, 2019, we implemented the 2019 Omnibus Incentive Plan (the “Plan”). The Plan provides for broad-based incentive grants to eligible officers, employees, and non-employee members of the Board (“NEDs”). The Plan permits the granting of stock options, stock appreciation rights, stock awards, restricted stock units (“RSUs”), performance awards, and Phantom PIK loan awards at the discretion of the Compensation Committee of the Board (the “Committee”). As of October 1, 2024, the maximum number of shares of common stock that could be granted under the Plan was 2,281.3 shares to officers and employees and 319.1 shares to NEDs. Shares of common stock available for issuance under the Plan to officers and employees were 510.7 and 523.4 as of October 1, 2024 and October 3, 2023, respectively. There were zero and 6.7 shares available for issuance to NEDs as of October 1, 2024 and October 3, 2023, respectively.

In conjunction with the definitive agreement entered into with Tempur Sealy, certain settlement, vesting and post-vesting provisions for the RSUs awarded to current employees under the Plan that are eligible upon the consummation of a sale of the Company or an initial public offering, provided that such event occurs on or prior to November 21, 2025 (the “RSU Settlement Condition”) were modified. All remaining terms and conditions in the original agreement are still applicable. We accounted for the modification as a Type IV (improbable-to-improbable) modification in accordance with Topic 718 Compensation - Stock Compensation (“Topic 718”) because, at the modification date, both the original and modified awards were considered improbable of vesting as vesting is contingent on an RSU Settlement Condition occurring. We determined compensation expense for the RSUs awarded under the assumption the awards were newly issued as of the modification date. For the 1,563.8 RSUs modified, we anticipate recognizing compensation expense of approximately $192 million upon the occurrence of an RSU Settlement Condition. The modification date fair value was based on a third-party specialist’s calculation, which utilized the expected valuation at an anticipated sale or initial public offering adjusted to reflect additional risk and post-lock up time as a result of the modification. We also anticipate recognizing additional compensation expense attributable to 510.7 unallocated RSU awards that will be allocated to current employees at the time the RSU Settlement Condition occurs.

Stock Options

Stock options may be granted under the Plan in the form of either Incentive Stock Options or Non-qualified Stock Options. Each stock option entitles the holder to purchase shares of common stock and is typically exercisable for 10 years. Compensation expense is recorded over the related service period based on the grant-date fair value.

In fiscal 2024 and fiscal 2023 no stock options were granted and no stock-based compensation expense was recognized related to NEDs stock option awards. Stock-based compensation expense is recorded in general and administrative expenses in the consolidated statement of income.

The following table summarizes stock option activity:

	Number of Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Terms (years)	Aggregated Intrinsic Value (thousands)
Outstanding as of October 3, 2023	45.1	$25,655	6.2	$6,004
Options granted	—	—
Options exercised	—	—
Options forfeited	—	—
Outstanding as of October 1, 2024	45.1	$25,655	5.2	$5,231
Vested and exercisable as of October 1, 2024	45.1	$25,655	5.2	$5,231

The estimated aggregate value is calculated as the product of the grant date fair value of the underlying stock options and the outstanding number of stock options.

Stock Appreciation Rights

The Committee may grant stock appreciation rights (“SARs”) to employees and officers under the Plan which entitles the holder to receive, upon exercise, either shares of common stock (which may be restricted stock) or to the extent set forth in the applicable agreement, cash or a combination thereof, with an aggregate value equal to the excess of the fair market value of one share of common stock on the date of exercise over the base price of such SAR, multiplied by the number of such SARs that are exercised. The SAR is typically exercisable for 10 years. The Committee may, in its discretion, establish performance measures that shall be satisfied or met as a condition to the grant of SARs or to the exercisability of all or a portion of SARs. We have not granted any SAR awards since the inception of the Plan.

Stock Awards

Stock awards may be granted to eligible employees, officers or NEDs selected by the Committee. The agreement relating to the stock award shall specify whether the stock award is a restricted stock award, an RSU, or other type of stock award. The Committee may, in its discretion, establish performance measures that shall be satisfied or met as a condition to the grant, vesting or exercisability of all or a portion of the stock award. Each RSU that becomes vested entitles the holder to one share of common stock, or, in lieu thereof, cash payment equal to the fair market value of such share of common stock, in either case, following satisfaction of the RSU Settlement Condition. To the extent that the RSU Settlement Condition does not occur on or prior to November 21, 2025, all vested and unvested RSUs will be automatically forfeited and cancelled.

Fifty percent of the RSUs granted to employees and officers have performance-based vesting conditions based solely upon the attainment of pre-determined goals relative to our enterprise value at the time of an exit event subject to the holder’s continued employment with us throughout the effective date of the applicable exit event. Performance-vesting RSUs are not considered outstanding stock at the time of grant, as the holders of these RSUs are not entitled to any of the rights of a stockholder, including voting rights or dividend rights. Management does not have the ability to determine the probability that the performance condition will be satisfied. As a result, the compensation expense related to the performance condition will not be recorded until such time that management may be able to perform such assessment, until an exit event has occurred or until the transaction is consummated. As of October 1, 2024 and October 3, 2023, the total number of performance-vesting RSUs granted, net of forfeitures, was 825.9 and 819.6, respectively.

Fifty percent of the RSUs granted to employees and officers and all RSUs granted to NEDs have time-based vesting conditions and vest over a period of pre-determined dates that are typically within 3 to 4 years from the date of grant. Time-vesting RSUs are not considered outstanding stock at the time of grant, as the holders of these RSUs are not entitled to any of the rights of a stockholder, including voting rights. Each RSU that becomes vested entitles the holder to one share of common stock, or, in lieu thereof, cash payment equal to the fair market value of such share of common stock; in either case, following the satisfaction of the RSU Settlement Condition. In fiscal 2024 and fiscal 2023, we did not record any stock-based compensation expense related to time-vested RSUs as management does not have the ability to determine the probability that the performance condition will be satisfied. The total number of time-based vesting RSUs granted, net of forfeitures, was 1,218.7 and 1,205.3 as of October 1, 2024 and October 3, 2023, respectively.

We account for RSUs based upon the fair value of the equity instrument issued on their grant date. Fair value was assessed utilizing a combination of the discounted cash flow and market approach methods.

The following assumptions were used in applying these methods:

	Fiscal 2024	Fiscal 2023
Discount rate	7.3%	7.3% to 12.5%
Tax rate	n/a	25.1%
Long-term growth rate	n/a	2.5%
Discount for lack of marketability	15.0%	10% to 15%

The following summarizes the RSUs activity:

	Number of shares	Weighted Average Grant-Date Fair Value (in thousands)
Unvested as of October 3, 2023	999.3	$61.2
Granted	24.1	127.0
Vested	(77.1)	83.8
Forfeited	(4.4)	136.6
Unvested as of October 1, 2024	941.9	$61.0

Unrecognized stock-based compensation expense related to 2,044.6 RSUs awarded to certain employees and NEDs was approximately $254.6 million as of October 1, 2024. At the time an RSU Settlement Condition occurs as a result of an initial public offering, this amount will be recognized as stock compensation expense for the time-vested and performance-based shares immediately and we will recognize stock compensation expense for the unvested time-based shares, for which the vesting has not occurred, over the remaining vesting period. At the time an RSU Settlement Condition occurs as a result of a sale of the Company, all RSUs would immediately vest and we would recognize $267.0 million of stock compensation expense. Immediately upon the consummation of an RSU Settlement Condition, subject to continued employment, certain individuals will be entitled to receive an additional number of RSUs totaling 510.7 in the aggregate, subject to the same vesting and other terms and conditions applicable to the currently outstanding RSUs. The fair market value of the 510.7 additional RSUs will be determined on the date the RSU Settlement Condition occurs and recognized in accordance with the terms of their original award.

Performance Awards

Performance awards may be granted to eligible employees, officers or NEDs selected by the Committee. Performance awards grant the holder the right to receive an amount of cash, shares of common stock, or a combination of both, contingent upon the attainment of specified performance measures with a specified performance period as determined by the Committee. We have not granted any performance awards since the inception of the Plan.

Phantom PIK Loan Awards

The Plan offers eligible employees, officers or NEDs a Phantom PIK award that entitles the holder to a cash incentive opportunity under a PIK Loan issued plus premiums, if any, accrued deemed interest, compounding semi-annually from the later of November 21, 2018 or the employee/NED start date until the date of the extinguishment of the 2018 PIK Loan on November 25, 2020, at a rate equal to 15.0% per annum and a 10% prepayment penalty due to early extinguishment of the 2018 PIK Loan. Phantom PIK awards have time-based vesting conditions and vest over a period that is typically within three to four years from the date of grant. Upon the earlier to occur of (i) November 21, 2023 or (ii) a sale of the Company (the “PIK Settlement Condition”), the holder will be entitled to a cash payment equal to the amount accrued with respect to the vested portion of the Phantom PIK award, compounded interest and the 10% prepayment penalty. If the PIK Settlement Condition is satisfied as a result of a sale of the Company, vesting conditions will be accelerated and the cash incentive opportunity in its entirety, including all accrued deemed interest and the 10% prepayment penalty shall be paid in cash. The aggregate initial principal value of the Phantom PIK awards granted under the Plan, determined as of the date of grant, shall not exceed (i) with respect to our officers and employees, $16.9 million, and (ii) with respect to NEDs, $2.0 million. As of October 1, 2024 and October 3, 2023, Phantom PIK awards granted to employees totaled $14.0 million and $13.9 million, respectively. In accordance with Topic 450, Contingencies (“Topic 450”), the initial principal value of the Phantom PIK awards, any accrued interest at the extinguishment of the 2018 PIK Loan and the 10% prepayment penalty are expensed ratably over the vesting period of each holder. In fiscal 2024 and fiscal 2023, we recorded compensation expense related to Phantom PIK awards of $1.3 million and $2.4 million, respectively. As of October 1, 2024 and October 3, 2023, the Phantom PIK award liability totaled $0.4 million and $18.9 million, respectively, and was included in current liabilities on the consolidated balance sheet. Approximately $19.6 million was paid to Phantom PIK holders in fiscal 2024. If there are no future awards granted or forfeited, and there is no change in the vesting requirements, the remaining balance of $1.8 million will be paid on the vesting anniversaries of holders thereafter or, if sooner, upon the sale of the Company.

MATTRESS FIRM GROUP INC.
Notes to Consolidated Financial Statements

Note 16 — Earnings per Share

Basic net income per common share is computed by dividing the net income applicable to common shares by the weighted average number of common shares outstanding during the period. Diluted net income per common share is computed by dividing net income by the weighted average number of common shares outstanding during the period, adjusted to reflect potentially dilutive securities using the treasury stock method for stock option awards. Diluted net income per common share adjusts basic net income per common share for the effects of stock options and other potentially dilutive financial instruments only in the periods in which such effect is dilutive.

The following table sets forth the computation of basic and diluted income per common share:

	Fiscal 2024	Fiscal 2023
Income (in millions):
Income available to common stockholders - basic	$72.9	$111.6
Income available to common stockholders - diluted	$72.9	$111.6
Shares:
Weighted average number of common shares outstanding - basic	19,960	19,960
Net effect of dilutive stock options based on the treasury stock method	36	36
Weighted average number of common shares outstanding - diluted	19,996	19,996

Basic income per common share	$3,650	$5,592
Diluted income per common share	$3,644	$5,582

We had 45.1 outstanding stock options to purchase common stock at weighted average exercise prices of $25,655 per share as of October 1, 2024 and October 3, 2023, which have time-vesting criteria that have been met. The dilutive effect of these stock option awards have been included in the diluted income per share for fiscal 2024 and fiscal 2023.

We had 825.9 and 819.6 unvested restricted shares and performance restricted stock units issued as of October 1, 2024 and October 3, 2023, respectively, which vest based on the attainment of pre-determined goals relative to our enterprise value at the time of an exit event subject to the holder’s continued employment with us throughout the effective date of the applicable exit event. Additionally, we have 116.0 and 179.7 unvested time-based restricted shares issued as of October 1, 2024 and October 3, 2023, respectively, which have time-vesting conditions and vest over a period of pre-determined dates that are typically within three to four years from the date of grant. Each time-vested restricted stock unit entitles the holder to one share of common stock, or, in lieu thereof, cash payment equal to the fair market value of such share of common stock; in either case, at the time of an exit event. The conditions for the performance-based restricted stock unit and the time-vested restricted stock unit awards had not been met as of October 1, 2024 and October 3, 2023, and, therefore, these awards have not been included in the calculation of diluted earnings per share for fiscal 2024 and fiscal 2023.

MATTRESS FIRM GROUP INC.
Notes to Consolidated Financial Statements

Note 17 — Supplemental Statement of Cash Flow Information

Supplemental information to the statement of cash flows is as follows:

	Fiscal 2024	Fiscal 2023
	(in millions)
Interest paid	$118.8	$111.6
Income taxes paid	39.4	52.2

Non-cash Investing and Financing Activity

As of October 1, 2024 and October 3, 2023, we had $14.2 million and $4.1 million, respectively, of accrued capital expenditures included in accounts payable and other accrued liabilities on our consolidated balance sheet.

As discussed in Note 4 — Long-term Debt, we entered into a new capital lease in fiscal 2023 and recorded a $6.4 million increase in property and equipment, net and long-term debt, net of current maturities on our consolidated balance sheet. Also, we entered into a finance lease for certain information technology store equipment in fiscal 2024 and recorded a $4.7 million increase in property and equipment, net and long-term debt, net of current maturities on our consolidated balance sheet.

Note 18 — Subsequent Events

We have evaluated events that occurred subsequent to October 1, 2024 through November 19, 2024 which was the date the consolidated financial statements were available to be issued.

We have determined there were no material events that occurred during that period that have a bearing on the understanding of these consolidated financial statements.